Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET REPORTS NET INCOME

OF $21 MILLION OR $.19 PER DILUTED SHARE

Company Settles Physician Class Action Lawsuits and

Records Related Charge of Approximately $66 Million

Improvements in Health Plan MCR and Administrative Ratio Highlight Results

LOS ANGELES, May 3, 2005 – Health Net, Inc. (NYSE: HNT) today announced 2005 first quarter net income per diluted share of $.19 compared with net income per diluted share of $.13 in the first quarter of 2004.

Included in the results for the first quarter of 2005 is the full effect of a $67,042,000 pretax charge, or $.36 per diluted share after tax, for severance benefits and litigation costs associated with the settlement of the physician class action lawsuits.

Health Net reported net income of $21,348,000 in the first quarter of 2005 compared to net income of $15,012,000 in the first quarter of 2004.

“We are pleased with our progress. Our earnings performance in the first quarter of 2005 showed substantial improvement over the prior year, consistent with our expectations,” said Jay Gellert, president and chief executive officer of Health Net. “We remain confident regarding the balance of 2005 and believe there are opportunities for future growth.

“We also are pleased that we have settled the physician class action lawsuits. We look forward to continuing improved relations with our physician partners,” Gellert added.

Positive developments for the first quarter of 2005 included:

•	Commercial revenue per member per month (PMPM) increased by approximately 11 percent in the first quarter of 2005 compared to the first quarter of 2004, consistent with the company’s expectations, representing the fourth straight quarter of accelerating yields;

•	Commercial health care costs PMPM rose 6.9 percent;

•	Health Net’s Health Plan Medical Care Ratio (MCR) was 85.0 percent, a 260 basis point improvement compared with 87.6 percent reported in the first quarter of 2004;

•	The Administrative Ratio declined by 50 basis points in the first quarter of 2005 to 9.5 percent compared with 10.0 percent in the first quarter 2004 as a result of the company’s ongoing efforts to monitor administrative expenses and adjusting to enrollment declines;

•	Cash flow from operations of $95,151,000 for the first quarter of 2005 compared to a use of cash of $154,575,000 in the first quarter of 2004; and

•	Settlement of physician class action lawsuits.

Revenues

Health Net’s total revenues decreased slightly in the first quarter of 2005 to $2,911,745,000 from $2,924,752,000 in the first quarter of 2004. Health plan services revenues, including revenues from the company’s Commercial, Medicare and Medicaid health plans, also declined slightly to $2,397,689,000 in the first quarter of 2005 compared to $2,404,355,000 in the first quarter of 2004 as lower health plan enrollment almost completely offset improved yields.

The reduction in health plan services revenue was primarily a result of lower health plan enrollment in the first quarter of 2005 compared to the first quarter of 2004. Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, was down 3.3 percent in the first quarter of 2005 compared with the fourth quarter of 2004. This lower enrollment almost completely offset higher commercial and Medicare premium yields across the company’s health plans.

In the first quarter of 2005, the overall health plan revenue PMPM, including commercial, Medicare and Medicaid enrollment, rose 9.3 percent compared to the same period in 2004. Commercial premium yields climbed 11.0 percent compared to the first quarter of 2004.

“The premium yields we achieved in the first quarter of 2005 were in line with our expectations and position us well for the remainder of 2005,” said Buddy Piszel, chief financial officer of Health Net. “This marks the fourth straight quarter of increasing yields, an indication that our pricing is having the desired effect.

“Our commitment to disciplined pricing resulted in lower commercial enrollment in the first quarter of 2005. We believe that, by year-end, our commercial enrollment will be slightly above the level seen at the end of the first quarter of 2005, excluding New Jersey,” Piszel added.

In the first quarter of 2005, Health Net’s Government contracts revenue declined 1.4 percent from the first quarter of 2004, falling by $7,238,000 to $496,710,000. “This decline resulted from the transition to the TRICARE North Region contract and the absence of any revenues from prior TRICARE contracts,” noted Piszel.

Health Plan Health Care Costs

The health plan MCR decreased to 85.0 percent in the first quarter of 2005 from 87.6 percent in the first quarter of 2004. This decrease in the health plan MCR reflects the impact of better health care cost performance and the absence of negative prior period reserve developments.

Overall PMPM health plan health care costs rose by 5.9 percent in the first quarter of 2005 compared to the first quarter of 2004. Commercial health care costs PMPM rose by 6.9 percent over the same period.

Non-GAAP Health Plan Health Care Costs

Health Net evaluates health care cost trends on a GAAP and non-GAAP basis. Given the charges recorded in the first quarter of 2004, Health Net believes it is important to examine health care costs on a non-GAAP basis to best determine underlying trends. “Subtracting the provider settlement and prior period reserve development from last year’s health care costs, you would see a total PMPM health care cost increase of 7.7 percent in the first quarter of 2005. Implicit in that increase is a commercial PMPM increase of 8.8 percent,” Piszel commented.

A table outlining the impact of provider settlements, net prior period reserve development and other one-time items, to the first quarter of 2004 income statement is attached to this release.

Government Contracts Health Care Costs

The Government contracts cost ratio rose by 120 basis points to 96.6 percent for the first quarter of 2005 compared to the first quarter of 2004. “We are now responsible for paying claims for active duty personnel who get care in the private sector and this added $40 million in costs and revenues,” Piszel noted.

“We also saw higher claims related to Operation Iraqi Freedom. We are pursuing recovery from the Department of Defense on these higher costs, in line with the terms of the contract,” he added.

Administrative Expenses

In the first quarter of 2005, total general, administrative and depreciation expenses decreased by $14,685,000 to $226,783,000 compared to expenses of $241,468,000 in the first quarter of 2004. “The administrative ratio continues to reflect our desire to keep these costs low,” commented Piszel. “However, we do expect to see the absolute levels of spending increase in the second half of 2005 as expenses for Medicare-related and other commercial marketing activities increase.”

Health Net’s selling expenses decreased by $6,304,000 to $57,273,000 in the first quarter of 2005 compared with $63,577,000 in the same period in 2004, consistent with the decline in Small Group and Individual enrollment over the same periods. The selling costs ratio was 2.4 percent for the first quarter of 2005, compared with 2.6 percent in the same period last year.

Balance Sheet Highlights

Cash and investments as of March 31, 2005 were $1,895,602,000 compared with $1,782,102,000 as of December 31, 2004.

The TRICARE receivable increased by $4,964,000 from the end of the fourth quarter of 2004 to $134,447,000 as of March 31, 2005, consistent with seasonal patterns.

Debt decreased by $8,779,000 from December 31, 2004 to $388,981,000 as of March 31, 2005, primarily due to the mark-to-market adjustment of the interest rate swap contracts, with a corresponding increase in other noncurrent liabilities that reflects the mark-to-market value of the swap. The company’s debt-to-total capital ratio was 22.9 percent as of March 31, 2005 compared to 23.8 percent as of December 31, 2004.

Reserves for claims and other settlements decreased by $14,006,000 to $1,155,291,000 at March 31, 2005 from $1,169,297,000 at December 31, 2004. The Incurred But Not Reported (IBNR) portion of the reserves rose 4 percent sequentially.

The company paid out approximately $38 million in the first quarter of 2005 for provider settlements associated with the charge taken in the fourth quarter of 2004, which was the primary cause of the total reduction in reserves. The company had remaining provider settlement reserves, associated with the charge taken in the fourth quarter of 2004, of approximately $100 million as of March 31, 2005 and approximately $138 million as of December 31, 2004.

Interest expense was $2,171,000 higher in the first quarter of 2005 compared to the first quarter of 2004 due to a step up in the interest rate on the company’s senior notes resulting from the rating agency downgrade of the company’s senior unsecured debt rating in the third quarter of 2004 and higher market interest rates in the first quarter 2005 compared to rates in the first quarter of 2004.

Days claims payable (DCP) increased to 51.4 days for the first quarter of 2005 compared to 44.7 days for the fourth quarter of 2004 and 45.2 days in the first quarter of 2004, a reflection of provider-related reserves recorded in the fourth quarter of 2004. Excluding provider settlement reserves related to the charge taken in the fourth quarter of 2004 and excluding capitation expenses, DCP increased by 0.4 days for the first quarter of 2005 to 61.4 days compared to 61.0 days for the fourth quarter of 2004.

Cash Flow

Cash flow provided by operations in the first quarter of 2005 amounted to $95,151,000 compared to cash flow used in operations of $154,575,000 in the first quarter of 2004.

Medicare

Health Net continues to be a major Medicare participant with more than 169,000 members in its Medicare Advantage plans. The company has filed applications with the Center for Medicare and Medicaid Services to participate in additional Medicare programs like the Part D drug benefit, the stand-alone Part D drug benefit, and both regional and local PPO plans.

“We have a team focused on finding the best potential Medicare opportunities for Health Net in the areas we serve,” Piszel added.

Outlook

Health Net believes its earnings per diluted share for the full year 2005 will be $1.94 to $2.14, including the effect of the physician class action settlement charge. Excluding the charge, the full year earnings per diluted share range would be between $2.30 and $2.50. The company believes that its earnings per diluted share in the second quarter of 2005 will be between $.50 and $.55.

“We are reiterating our full year guidance despite having to absorb additional G&A expenditures for Medicare modernization, implementation of the business practice changes required by the physician class action settlement agreement and a higher than expected diluted share count,” Piszel commented.

“For the full year, we continue to believe that commercial enrollment will be up modestly overall from the end of the first quarter of this year, excluding New Jersey, with membership gains in key markets in the second half of the year,” he added.

The company’s effective tax rate in the first quarter of 2005 was 34.0 percent as the company realized a tax-related benefit related to the final settlement of a small subsidiary that was sold in February 2005. The company expects its effective tax rate to rise to 38.9 percent for the full year of 2005.

Conference Call

As previously announced, Health Net will discuss the company’s first quarter 2005 results during a conference call with investors on Tuesday, May 3, 2005, at approximately 11:00 a.m. EST. To listen to the call, please dial 719.457.2728, code 5350704. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available following the call on Tuesday, May 3, 2005 through May 7, 2005, by dialing 719.457.0820, code 5350704. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.5 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	First Quarter Ended March 31, 2004		Second Quarter Ended June 30, 2004	Third Quarter Ended September 30, 2004	Fourth Quarter Ended December 31, 2004	First Quarter Ended March 31, 2005
REVENUES:
Health plan services premiums	$2,404,355		$2,398,943	$2,393,160	$2,363,786	$2,397,689
Government contracts	503,948		504,317	525,783	487,823	496,710
Net investment income	15,201		13,818	14,750	14,378	15,763
Other income	1,248		1,737	1,540	1,606	1,583

Total revenues	2,924,752		2,918,815	2,935,233	2,867,593	2,911,745

EXPENSES:
Health plan services	2,107,087		2,062,277	2,022,870	2,221,404 (f)	2,036,873
Government contracts	480,905		478,927	501,628	466,138	479,974
General and administrative	231,485		214,244	207,187	235,564 (f)	215,227
Selling	63,577		59,993	60,410	56,137	57,273
Depreciation	9,983		10,424	10,487	10,532	11,556
Amortization	606		606	789	861	861
Interest	8,438		7,304	8,044	9,347	10,609

	2,902,081		2,833,775	2,811,415	2,999,983	2,812,373
Litigation settlement, asset impairments and restructuring charges	—		17,402 (b)	5,172 (b)	10,319 (e)	67,042 (g)
(Gain) loss on sale of businesses	(1,875	)(a)	—	400 (c)	305 (d)	—

Total expenses	2,900,206		2,851,177	2,816,987	3,010,607	2,879,415

Income (loss) from continuing operations before income taxes	24,546		67,638	118,246	(143,014)	32,330
Income tax provision (benefit)	9,534		26,272	46,391	(57,385)	10,982 (h)

Net income (loss)	$15,012		$41,366	$71,855	$(85,629)	21,348

Basic earnings (loss) per share	$0.13		$0.37	$0.64	$(0.77)	$0.19
Diluted earnings (loss) per share	$0.13		$0.36	$0.64	$(0.77)	$0.19

Weighted average shares outstanding:
Basic	112,600		112,574	111,440	110,844	111,544
Diluted	114,342		113,460	112,397	110,844	113,235

Health plan services MCR	87.6%		86.0%	84.5%	94.0%	85.0%
Government contracts cost ratio	95.4%		95.0%	95.4%	95.6%	96.6%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.0%		9.4%	9.1%	10.4%	9.5%
Selling costs ratio (Selling costs / HP serv rev)	2.6%		2.5%	2.5%	2.4%	2.4%
Days claims payable	45.2		46.6	46.2	44.7	51.4
Effective tax rate	38.84%		38.84%	39.23%	40.13%	33.97%
Health plan services premiums PMPM	$212.21		$215.98	$219.09	$222.30	$231.84
Health plan services costs PMPM	$185.97		$185.67	$185.19	$208.91	$196.96

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$684,782	$467,565	$622,903	$722,102	$765,842
Investments - available for sale	1,042,021	1,153,222	1,082,969	1,060,000	1,129,760
Premiums receivable, net	186,178	151,619	118,201	118,521	124,041
Amounts receivable under government contracts	121,037	128,960	136,335	129,483	134,447
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	—	—	114,618	173,951	216,740
Other receivables	94,469	93,920	102,494	92,435	82,401
Deferred taxes	40,827	40,652	41,162	98,659	106,150
Other assets	92,404	103,907	99,578	97,163	112,044

Total current assets	2,261,718	2,139,845	2,318,260	2,492,314	2,671,425

Property and equipment, net	186,700	186,570	185,291	184,643	183,176
Goodwill, net	723,595	723,595	723,595	723,595	723,595
Other intangible assets, net	19,313	21,505	22,716	21,855	20,993
Deferred taxes	41,409	41,868	18,327	23,737	24,917
Other noncurrent assets	214,894	282,258	249,912	207,050	163,732

Total Assets	$3,447,629	$3,395,641	$3,518,101	$3,653,194	$3,787,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,069,247	$1,042,831	$990,240	$1,169,297	$1,155,291
Health care and other costs payable under government contracts	233,331	216,816	201,494	119,219	128,570
IBNR health care costs payable under TRICARE North contract	—	—	114,618	173,951	216,740
Unearned premiums	95,614	85,894	78,832	139,766	115,859
Accounts payable and other liabilities	272,000	254,453	296,782	258,923	348,068

Total current liabilities	1,670,192	1,599,994	1,681,966	1,861,156	1,964,528
Senior notes payable	406,603	384,220	401,750	397,760	388,981
Other noncurrent liabilities	78,958	95,243	81,657	121,398	126,471

Total Liabilities	2,155,753	2,079,457	2,165,373	2,380,314	2,479,980

Stockholders’ Equity
Common stock and additional paid-in capital	794,602	798,432	805,426	811,426	834,412
Restricted common stock	6,027	5,855	6,483	7,188	7,859
Unearned compensation	(3,624)	(3,121)	(3,999)	(4,110)	(4,095)
Treasury common stock, at cost	(577,484)	(580,634)	(632,926)	(632,926)	(632,926)
Retained earnings	1,066,788	1,108,154	1,180,009	1,094,380	1,115,728
Accumulated other comprehensive income (loss)	5,567	(12,502)	(2,265)	(3,078)	(13,120)

Total Stockholders’ Equity	1,291,876	1,316,184	1,352,728	1,272,880	1,307,858

Total Liabilities and Stockholders’ Equity	$3,447,629	$3,395,641	$3,518,101	$3,653,194	$3,787,838

Debt-to-Total Capital Ratio	23.9%	22.6%	22.9%	23.8%	22.9%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	First Quarter Ended March 31, 2004	Second Quarter Ended June 30, 2004	Third Quarter Ended September 30, 2004	Fourth Quarter Ended December 31, 2004	First Quarter Ended March 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$15,012	$41,366	$71,855	$(85,629)	$21,348
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization and depreciation	10,589	11,030	11,276	11,393	12,417
(Gain) loss on sale of businesses	(1,875)	—	400	305	—
Asset impairments	—	—	—	5,916	—
Other changes	(898)	1,518	546	2,803	3,189
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	(130,211)	24,839	26,356	60,614	(29,427)
Other receivables, deferred taxes and other assets	4,718	515	5,140	(96,872)	(6,685)
Amounts receivable/payable under government contracts	(52,787)	(24,438)	(22,697)	(75,423)	4,387
Reserves for claims and other settlements	42,962	(26,416)	(52,591)	179,057	(14,006)
Accounts payable and other liabilities	(42,085)	(15,900)	44,267	433	103,928

Net cash (used in) provided by operating activities	(154,575)	12,514	84,552	2,597	95,151

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	125,015	65,320	79,438	12,751	23,090
Maturities of investments	112,345	84,102	30,632	47,171	13,777
Purchases of investments	(186,289)	(284,446)	(22,774)	(4,846)	(125,650)
Purchases of property and equipment	(5,853)	(10,045)	(9,178)	(12,870)	(10,392)
Cash received (paid) from the sale of businesses	11,026	—	(400)	486	1,949
Sales and purchases of restricted investments and other	(49,279)	(84,552)	39,307	48,697	29,246

Net cash provided by (used in) investing activities	6,965	(229,621)	117,025	91,389	(67,980)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	4,785	3,040	6,053	5,213	16,569
Repurchases of common stock	(33,264)	(3,150)	(52,292)	—	—

Net cash (used in) provided by financing activities	(28,479)	(110)	(46,239)	5,213	16,569

Net (decrease) increase in cash and cash equivalents	(176,089)	(217,217)	155,338	99,199	43,740
Cash and cash equivalents, beginning of period	860,871	684,782	467,565	622,903	722,102

Cash and cash equivalents, end of period	$684,782	$467,565	$622,903	$722,102	$765,842

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Pretax $1.9 million gain on the sales of our Subacute subsidiaries.
(b)	Pretax severance and related benefit costs related to our workforce reduction announced in May 2004.
(c)	Pretax $0.4 million additional loss on the sale of our Florida health plan resulting from the stock purchase and reinsurance settlement agreements dated September 30, 2004.
(d)	Pretax $0.3 million additional loss on the sale of Denticare and Vision.
(e)	Pretax $10.3 million asset impairments and restructuring charges due to the following:

$5.9 million asset impairment charge taken on certain investments and fixed assets

$2.7 million for severance and related benefit costs related to our workforce reduction announced in May 2004

$1.7 million for lease termination costs

(f)	Includes pretax $158 million provider dispute charge and related legal costs of $11 million.
(g)	Pretax $67.0 million litigation settlement and restructuring charges due to the following:

$65.6 million litigation settlement

$1.4 million for severance and related benefit costs related to our workforce reduction announced in May 2004.

(h)	Includes $2.2 million of income tax benefit related to the sale of a small subsidiary.

HEALTH NET, INC.

Medical Covered Lives at March 31, 2005

(in Thousands)

	Commercial -Large Group*			Commercial -Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	03/05	12/04	03/04	03/05	12/04	03/04	03/05	12/04	03/04	03/05	12/04	03/04	03/05	12/04	03/04
Arizona	66	74	70	54	55	52	120	129	122	—	—	—	120	129	122
California	1,113	1,101	1,194	433	459	524	1,546	1,560	1,718	7	3	3	1,552	1,564	1,721
Connecticut	182	192	202	38	41	44	220	233	246	48	51	52	268	284	298
New Jersey	71	98	133	98	111	147	169	210	279	18	18	18	188	228	297
New York	124	144	157	106	108	114	230	252	271	21	7	7	251	259	277
Oregon	103	105	91	34	33	31	137	138	121	1	1	—	138	139	121

Total	1,659	1,714	1,846	763	808	912	2,422	2,523	2,758	95	81	79	2,516	2,603	2,837

Year over Year		(10)%			(16)%			(12)%			20%			(11)%
Sequential		(3)%			(6)%			(4)%			18%			(3)%

	Medicare Risk			Medicaid			Health Plan Total
	03/05	12/04	03/04	03/05	12/04	03/04	03/05	12/04	03/04
Arizona	32	35	36	—	—	—	152	164	158
California	93	95	98	696	696	691	2,341	2,355	2,510
Connecticut	27	27	27	93	94	98	388	405	423
New Jersey	—	—	—	42	42	44	229	270	341
New York	6	6	5	—	—	—	256	265	283
Oregon	12	9	3	—	—	—	150	148	124

Total	169	171	169	831	831	833	3,517	3,605	3,840

Year over Year		(0)%			(0)%			(8)%
Sequential		(1)%			(0)%			(2)%

	03/05	12/04	03/04
TRICARE
Previous TRICARE Contracts **	—	—	1,477
North Contract ***	2,941	2,929	—

Total TRICARE	2,941	2,929	1,477

*	Commercial Large Group includes Medicare Supplement
**	Includes only Tricare eligible for which we have health care risk
***	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserve For Claims And Other Settlements

(In thousands)

	Health Plan Services
	Q1 2005	Year 2004	Year 2003
Reserve for claims (a), beginning of period	$794,614	$777,059	$787,317

Divested health plans (b)	—	—	(5,119)

Incurred claims related to:
Current Year	1,329,557	5,048,289	4,487,698
Prior Years (d)	(29,555)	8,769	(33,812)

Total Incurred (c)	1,300,002	5,057,058	4,453,886

Paid claims related to:
Current Year	757,454	4,286,929	3,738,599
Prior Years	510,213	752,574	720,426

Total Paid (c)	1,267,667	5,039,503	4,459,025

Reserve for claims (a), end of period	826,949	794,614	777,059
Add:
Claims Payable	239,461	288,331	167,361
Other (e)	88,881	86,352	80,130

Reserves for claims and other settlements, end of period	$1,155,291	$1,169,297	$1,024,550

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Adjustment for 2003 consists primarily of reductions in reserves for claims resulting from the sales of our dental and vision plans.
(c)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(d)	The change in “incurred related to prior years” claims was offset by an increase in the “incurred related to current year” claims amount.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.

Health Net, Inc. (a)

Consolidated Statements of Operations

(Amounts in thousands, except for earnings per share)

	First Quarter Ended March 31, 2004 (Actual)	Impact of Selected Costs Recorded in the First Quarter Ended March 31, 2004
REVENUES
Health plan services premiums	$2,404,355
Government contracts	503,948
Investment income	15,201
Other income	1,248

Total revenues	2,924,752	—

EXPENSES
Health plan services	2,107,087	(43,479)
Government contracts	480,905
General and administrative	231,485	(2,713)
Selling	63,577
Depreciation	9,983
Amortization	606
Interest	8,438

Asset impairment and restructuring charges	—	—
Net (gain) loss on sale of businesses and properties	(1,875)	1,875

Total expenses	2,900,206	(44,317)

Income before income taxes and cumulative effect of a change in accounting principle	24,546	44,317
Income tax provision	9,534

Net income	15,012

Basic earnings (loss) per share	$0.13

Diluted earnings (loss) per share	$0.13

Weighted average shares outstanding
Basic	112,600
Diluted Shares	114,342

(a)	This table presents the company’s consolidated statement of operations for the first quarter of 2004 (column 1), and the impact of provider settlement expenses, net prior period reserve developments, and other one-time items to the consolidated statement of operations for the first quarter of 2004 (column 2).